Exhibit 23(p)(4)


                         MERCATOR ASSET MANAGEMENT, L.P.

                                 CODE OF ETHICS

         SECTION I. STATEMENT OF POLICY

         1.1 Mercator Asset Management, L.P., a Delaware limited partnership ("Adviser"), has adopted this Code of Ethics ("Code") in accordance with the following general principles:

                  (i) The duty at all times to place the interests of Adviser's clients, including shareholders of investment company clients, first.

                  Adviser personnel should scrupulously avoid serving their own personal interests ahead of clients' interests in any decision relating to the personal investments of Adviser personnel.

                  (ii) The requirement that all personal securities transactions be conducted consistent with the Code and in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility.

                  Adviser personnel must seek to achieve technical compliance with the Code and in addition should strive to abide by its spirit and the principles articulated herein.

                  (iii) The fundamental standard that Adviser personnel should not take inappropriate advantage of their positions.

                  Adviser personnel must avoid any situation that might compromise, or call into question, their exercise of fully independent judgment in the interest of clients, including, but not limited to the receipt of unusual investment opportunities, perquisites, or gifts of more than a de minimis value from persons doing or seeking business with the Adviser.

         Rule 17j-1 under the Investment Company Act of 1940 ("Act") generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies, if effected by, among others, affiliated persons of the investment adviser of such companies.

         One purpose of the Code is to establish procedures consistent with the Act and Rule 17j-1 to give effect to the following general prohibitions as set forth in Rule 17j-1:


                  It shall be unlawful for any affiliated person of an investment adviser of a registered investment company in connection with the purchase or sale, directly or indirectly,

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         by such person of a security held or to be acquired, as defined in this section, by such registered investment company:

                  (i) To employ any device, scheme or artifice to defraud such registered investment company;

                  (ii) To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

                  (iii) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company, or

                  (iv) To engage in any manipulative practice with respect to such registered investment company.

         The Code is also intended to afford similar protections to Adviser's non-investment company clients.

         1.2 This Code establishes rules and guidelines for the conduct of Access Persons of Adviser. Adviser will distribute a copy of the Code to each person who is or becomes an Access Person, as defined below. Access Persons of Adviser are urged to study this Code and review it on a regular basis, particularly the procedures for clearance of Securities transactions in Section VI, the prohibitions against certain such transactions in Section IV, and the reporting requirements in Section VII, Section VIII, and Section XI. Any questions regarding this Code or the policy stated in Section 1.1 should be directed to the Compliance Officer. If there is any concern about a proposed transaction, the Compliance Officer should be consulted before the transaction is executed.

         SECTION II. DEFINITIONS

         2.1 "Access Person" means any of Adviser's general partners or officers of general partners, officers, and Advisory Persons (including Investment Personnel).

         2.2 "Advisory Person" means any of Adviser's employees (or any employee of any company in a Control relationship to Adviser, as "Control" is defined below) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a security by Adviser for any of its clients, or whose functions relate to the making of any recommendations with respect to such purchases and sales; and any natural person in a Control relationship to Adviser who obtains information concerning recommendations made by it to any of its clients with regard to the purchase or sale of a security.


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         2.3 A security is "being considered for purchase or sale" when a determination to purchase or sell such security has been made and communicated (until such purchase or sale is completed), or for a period of 10 days after a communication within the Adviser recommending such security for purchase or sale.

         2.4 "Beneficial Ownership" will be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (attached as Exhibit A), except that the determination of direct or indirect beneficial ownership will apply to all securities which an Access Person has or acquires.

         2.5 "Compliance Officer" means the person designated by the Adviser (including his or her designee) as having responsibility for compliance with the requirements of the Code.

         2.6 "Control" will have the same meaning as that set forth in Section 2(a)(9) of the Act.

         2.7 An "Equivalent Security" of another Security is a Security that has substantial economic relationship to such other Security. This would include, among other things, (1) a Security that is convertible into another Security,
(2) with respect to an equity Security, a Security having the same issuer (including a private issue by the same issuer) and any derivative, option or warrant relating to that Security and (3) with respect to a fixed-income Security, a Security having the same issuer, maturity, coupon and rating.

         2.8 "Investment Personnel" means Portfolio Managers and any Advisory Persons who provide investment information and/or advice to the Portfolio Manager(s) and/or help execute the Portfolio Manager's investment decisions, including securities analysts and traders.

         2.9 "National Exchange" means the New York Stock Exchange, American Stock Exchange, Boston Stock Exchange, Cincinnati Stock Exchange, Midwest Stock Exchange, Pacific Stock Exchange and/or Philadelphia Stock Exchange.

         2.10 "Portfolio Manager" means any Advisory Person who has the direct responsibility and authority to make investment decisions for one or more clients of Adviser.

         2.11 "Purchase or Sale" of a security means any acquisition or disposition thereof and includes, among other things, the writing of an option to purchase or sell a security. "Purchase or Sale" shall not include purchases which are part of an automatic dividend reinvestment plan and purchases which are non-volitional.

         2.12 "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include:

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                  (i) Securities issued by the Government of the United States;

                  (ii) bankers' acceptances;

                  (iii)  bank certificates of deposit;

                  (iv)  commercial paper; and

                  (v) shares of registered open-end investment companies (except that shares of an investment company series managed by Adviser are not within this exception and are included in the definition of Security).

         SECTION III. APPLICABILITY

         The prohibitions described in Section IV will only apply to a transaction in a Security in which a person in the designated category has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership.

         SECTION IV. PROHIBITED PURCHASES AND SALES

         4.1      INITIAL PUBLIC OFFERINGS

         No Investment Personnel may acquire Beneficial Ownership of any Securities in an initial public offering.

         4.2      PRIVATE PLACEMENTS

         No Investment Personnel may acquire Beneficial Ownership of any Securities in a private placement without express prior approval.

                  (i) Prior approval must be obtained in accordance with the preclearance procedure described in Section VI below. Such approval will take into account, among other factors, whether the investment opportunity should be reserved for one or more of Adviser's clients and whether the opportunity is being offered to the Investment Personnel by virtue of his or her position with Adviser or Adviser's relationship to any of its clients.

                  (ii) Investment Personnel who have been authorized to acquire Beneficial Ownership of Securities in a private placement must disclose that investment to the Compliance Officer and to the advisory personnel making the independent review referred to in clause (iii) prior to playing a part in consideration for any client of any subsequent investment in that issuer; and

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                  (iii) in the circumstances described in (ii), above, any such decision or recommendation to purchase Securities of the same issuer for the account of a client shall be subject to an independent review by appropriate advisory personnel with no personal interest in the issuer.

         4.3      BLACKOUT PERIODS

                  (i) Except as provided in Section V below, no Access Person shall engage in any Purchase or Sale involving any Securities of an issuer the Securities of which are:

                           (A) being bought or sold on behalf of a client until
                  one trading day after such buying or selling is completed or cancelled; or

                           (B) being considered for Purchase or Sale on behalf
                  of a client, whether or not any buy or sell orders have been placed.

                  (ii) Each Portfolio Manager for a client is prohibited from buying or selling Beneficial Ownership of a Security within seven calendar days before or after such client trades in the same or an Equivalent Security.

                  (iii) A transaction by Access Persons (other than Investment Personnel) inadvertently effected during the period proscribed in (i) above will not be considered a violation of the Code so long as the transaction was effected in accordance with the preclearance procedures described in Section VI below and without prior knowledge of trading, Adviser consideration for Purchase or Sale, or Adviser recommendation for Purchase or Sale, for any client of the Adviser in the same or an equivalent Security.

         4.4      SHORT-TERM TRADING PROFITS

         Except as provided in Section V below, Investment Personnel are prohibited from profiting from a purchase and sale, or sale and purchase, of the same or an Equivalent Security of which they have or acquire Beneficial Ownership within any 60 calendar day period.

         4.5      SHORT SALES, ETC.

         Short sales, Purchases or Sales of options and Purchases on margin by Access Persons are strongly discouraged and may be disapproved by the Compliance Officer in his discretion. Access Persons should be aware that such transactions involve a high degree of risk in that the restrictions set forth in Section 4.4 and Section 4.5 may prevent the Access Person from completing such transaction in the manner contemplated (e.g., by purchasing stock to cover a short sale).

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         4.6      DISCLOSURE OF HOLDINGS BY PERSON MAKING RECOMMENDATION.

         No Access Person shall recommend any Security for Purchase or Sale by a client of Adviser without having previously disclosed to advisory personnel of Adviser (who shall review such recommendation before it is made or implemented) in a memorandum accompanying said recommendation any Purchase or Sale within the preceding six months of shares of that class of Security (or any class of Securities of the same issuer) in which the Access Person had or acquired a direct or indirect Beneficial Ownership and, if such Access Person has Beneficial Ownership of 0.5% or more of that class of Security (or any other class of Securities of that issuer), the extent of such Beneficial Ownership. Such advisory personnel reviewing such recommendation shall not have had any such transaction within the past six months and shall not have such Beneficial Ownership of 0.5% or more of a class of such issuer.

         SECTION V. EXEMPTED TRANSACTIONS

         5.1      PRECLEARANCE REQUIRED

         Subject to preclearance in accordance with Section VI below, the prohibitions of Sections 4.3 and 4.4 and the provisions of Section 4.5 will not apply to the following:

                  (i) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

                  (ii) Any equity Securities transaction, or series of related transactions effected over a 30 calendar day period, involving 500 shares or less in the aggregate, if (A) the Access Person has no prior knowledge of activity in such security by any client of Adviser and (B) the issuer is listed on a National Exchange or has a market capitalization (outstanding shares multiplied by the current price per share) greater than $1 billion (or the U.S. dollar equivalent in foreign markets).

                  (iii) Any fixed-income Securities transaction, or series of related transactions effected over a 30 calendar day period, involving 100 units ($100,000 principal amount) or less in the aggregate, if the Access Person has no prior knowledge of transactions in such Securities by any client of Adviser.

                  (iv) Any transaction in index options effected on a broad-based index if the Access Person has no prior knowledge of activity in such index by any client of Adviser.

         5.2      PRECLEARANCE NOT REQUIRED

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         Preclearance is not required, and Sections 4.3, 4.4, and 4.5 do not apply, with respect to the following:

                  (i) Purchases or Sales of Securities effected in any account over which the Access Person has no direct or indirect influence or control or in any account of the Access Person which is managed on a discretionary basis by a person other than such Access Person and with respect to which such Access Person does not in fact influence or control such transactions.

                  (ii) Purchases or Sales of Securities which are non-volitional.

                  (iii) Purchases of Securities which are part of an automatic dividend reinvestment plan.

         SECTION VI. PRECLEARANCE

         Access Persons must preclear all Securities transactions in which they have or acquire Beneficial Ownership with the exception of those identified in
Section 5.2 above.

         All requests for preclearance must be submitted to the Compliance Officer for approval. All approved orders must be executed by the close of business on the day preclearance is granted; provided, however, that approved orders for Securities traded in foreign markets may be executed within two (2) business days from the date preclearance is granted. If any order is not timely executed, a request for preclearance must be resubmitted.

         The Compliance Officer will note the date of each preclearance and the terms of the approved transaction in a log which will be maintained for at least five years.

         SECTION VII. RECORDS OF SECURITIES TRANSACTIONS AND POST TRADE REVIEW

         Access Persons are required to direct their brokers to supply, on a timely basis, duplicate copies of confirmations of all Securities transactions and copies of periodic statements for all Securities accounts in which such Access Persons have a Beneficial Ownership interest to the Compliance Officer. The requirements of this Section VII extend to transactions in securities that are excepted from the definition of "Securities" in Section II of this Code; only direct obligations of the United States are excluded from the definition of Security for purposes of such reporting. Compliance with the Code requirement in this Section VII will be deemed to satisfy the reporting requirements imposed on Access Persons under Rule 204-2(a)(12) under the Investment Advisers Act and Rule 17j-1(c) under the Act.

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         No later than 10 days after the end of each calendar quarter, each
Access Person will review the confirmations received by the Compliance Officer for such quarter and deliver to the Compliance Officer a signed statement, specifying the date of such delivery, that such confirmations (together, if necessary, with any supplemental information supplied by such Access Person) reflect the following information concerning all transactions during such quarter in which such Access Person had or acquired direct or indirect Beneficial Ownership:

                  (i) The date of the transaction, the title, CUSIP number (if any) and number of shares, and the principal amount of each security involved;

                  (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                  (iii) The price at which the transaction was effected; and

                  (iv) The name of the broker, dealer or bank with or through which the transaction was effected.

         SECTION VIII. DISCLOSURE OF PERSONAL HOLDINGS

         Upon commencement of employment and thereafter on an annual basis, Access Persons must disclose all Securities holdings in which they have Beneficial Ownership.

         SECTION IX. GIFTS

         Access Persons are prohibited from receiving any gift or other thing of more than $100 in value from any person or entity that does business with or on behalf of any client of the Adviser. Occasional business meals or entertainment (theatrical or sporting events, etc.) are permitted so long as they are not excessive in number or cost.

         SECTION X. SERVICE AS A DIRECTOR

         Investment Personnel are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization based upon a determination that the board service would be consistent with the interests of the Adviser's clients. In the limited instances that such board service is authorized, Investment Personnel will be isolated from those making investment decisions affecting transactions in Securities issued by any publicly traded company on whose board such Investment Personnel serve as a director through the use of "Chinese Wall" or other procedures designed to address the potential conflicts of interest.

         SECTION XI. CERTIFICATION OF COMPLIANCE WITH THE CODE

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         Access Persons are required to certify annually as follows:

                  (i) that they have read and understood the Code;

                  (ii) that they recognize that they are subject to the Code;

                  (iii) that they have complied with the requirements of the Code; and

                  (iv) that they have disclosed or reported all personal Securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

         SECTION XII. SANCTIONS

         12.1 The Compliance Officer shall promptly report to the general partners of Adviser any Personal Securities Transactions which he believes violate the Code, and any other conduct by Access Persons which he believes violate the Code.

         12.2 Upon determining that the Code has been violated by an Access Person, the general partners of Adviser may impose such sanctions as they may deem appropriate, including, among other things, a letter of censure, disgorgement (generally required for violations of Sections 4.3 and 4.4) or termination of the violator. The Compliance Officer shall keep records of any determination that the Code has been violated and any action taken as a result of such violation.

         SECTION XIII. MONITORING

         The Compliance Officer, at such intervals as he deems reasonably appropriate, shall monitor personal investment activity by Access Persons after pre-clearance has been granted, including review of brokerage confirmations to confirm that all executed transactions were pre-cleared and comparison of trading of clients and Access Persons in order to identify possible violations of the Code.

         SECTION XIV. CLIENT REPORTING

         The general partners of Adviser shall report, if appropriate, to any client with respect to whom or which or with respect to whose Securities the violation occurred, violations of the Code and any sanctions imposed with respect thereto. In addition, the general partners will annually report on the Code, to any client so requesting, any changes during the preceding year in the Code's procedures, any violation requiring significant remedial action during the preceding year, recommended changes in existing restrictions or procedures, evolving industry practices, and developments in applicable law or regulations.

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         SECTION XV. RECORD RETENTION

         The Compliance Officer will retain, at the principal office of Adviser:

                  (i) a copy of this, and any other code of ethics of Adviser (for five years from the date that a code is replaced);

                  (ii) records of violations (for five years from the date of a violation as provided in Section 12.2);

                  (iii) copies of brokerage confirmations and periodic statements and Access Person signed statements pursuant to Section VII (for five years for each such item); and

                  (iv) a list of all persons who are, or have been within the past five years, Access Persons.

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                                                                       Exhibit A

                       Definition of Beneficial Ownership

         Rule 16a-1(a)(2) provides as follows:

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     -----------
     (2) Other than for purposes of determining whether a person is a beneficial owner of more than ten percent of any class of equity securities registered under Section 12 of the Act, the term "beneficial owner" shall mean any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the equity securities, subject to the following:

          (i) The term "pecuniary interest" in any class of equity securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

          (ii) The term "indirect pecuniary interest" in any class of equity securities shall include, but not be limited to:

          (A) securities held by members of a person's immediate family sharing the same household; provided, however, that the presumption of such beneficial ownership may be rebutted; scc 240.16a-1(a)(4):

          (B) a general partner's proportionate interest in the portfolio securities held by a general or limited partnership. The general partner's proportionate interest, as evidenced by the partnership agreement in effect at the time of the transaction and the partnership's most recent financial statements, shall be the greater of:

               (1) the general partner's share of the partnership's profits, including profits attributed to any limited partnership interests held by the general partner and any other interests in profits that arise from the purchase and sale of the partnership's portfolio securities; or

               (2) the general partner's share of the partnership capital account, including the share attributable to any limited partnership interest held by the general partner.

          (C) a performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function: provided, however, that no pecuniary interest shall be present where:

               (1) the performance-related fee, regardless of when payable, is calculated based upon net capital gains and/or net capital appreciation generated from the portfolio or from the fiduciary's overall performance over a period of one year or more; and

               (2) equity securities of the issuer do not account for more than ten percent of the market value of the portfolio. A right to a nonperformance-related fee alone shall not represent a pecuniary interest in the securities:

          (D) A person's right to dividends that is separated or separable from the underlying securities. Otherwise, a right to dividends alone shall not represent a pecuniary interest in the securities;

          (E) A person's interest in securities held by a trust, as specified in 240.16-a8(b); and

          (F) A person's right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

          (iii) A shareholder shall not be deemed to have a pecuniary interest in the portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity's portfolio.

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                             Definition of Control

Section 2(a)(9) provides as follows:

     (9) "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

     Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than 25 per centum of the voting securities of any company shall be presumed not to control such company. A natural person shall be presumed not to be a controlled person within the meaning of this title. Any such presumption may be rebutted by evidence, but except as hereinafter provided, shall continue until a determination to the contrary made by the Commission by order either on its own motion or on application by an interested person. If an application filed hereunder is not granted or denied by the Commission within sixty days after filing thereof, the determination sought by the application shall be deemed to have been temporarily granted pending final determination of the Commission thereon. The Commission, upon its own motion or upon application, may be order revoke or modify any order issued under this paragraph whenever it shall find that the determination embraced in such original order is no longer consistent with the facts.

                             Definition of Security

Section 2(a)(36) provides as follows:

     (36) "Security" means any note, stock, treasury stock, bond, debenture, evidence of indebtness, certficate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

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